Exhibit (k)(xxxiv)

AMENDMENT TO
THE AMENDED AND RESTATED
 REGISTRATION RIGHTS AGREEMENT
Reference is made to that certain Amended and Restated Registration Rights Agreement, dated September 18, 2012, made and entered into by and among Alibaba Group Holding Limited (the “Company”) and the persons whose names were set forth in Schedule 1 thereto (the “Registration Rights Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Registration Rights Agreement.
WHEREAS, certain Holders (together with the Company, collectively, the “Parties”, and each, a “Party”) who are parties to the Registration Rights Agreement desire to amend the Registration Rights Agreement;
NOW THEREFORE, the Parties hereby agree to amend the Registration Rights Agreement as follows:
Section 1.1 of the Registration Rights Agreement is hereby amended by adding the defined term “ADSs” in appropriate alphabetical order and replacing the first paragraph of the definition of “Holder” as follows:
““ADSs” means American depositary shares representing Ordinary Shares;”
“Holder” means (i) any person owning of record Registrable Securities (or ADSs representing Registrable Securities) or any assignee of record of such Registrable Securities (or such ADSs) to whom rights under such Sections have been duly assigned in accordance with this Agreement and (ii) any Company Specified Holders.”
Section 10.1 of the Registration Rights Agreement is hereby amended by replacing the text that reads “(other than to donees or partners of the Holder who agree to be similarly bound)” with the following text:
“(other than to donees, partners or entities that are Affiliates of the Holder who agree to be similarly bound and subject to other reasonable and customary exceptions)”.
Section 11.1 of the Registration Rights Agreement is replaced with the following:
“11.1 Resale Rights. Subject to the provisions of this agreement and any other agreement to which a Holder is a party, each Holder shall have the right to sell, transfer or otherwise dispose of all or a portion of its Registrable Securities either pursuant to private sales to third-parties or sales in the open market, including in an underwritten offering. Any such sales, transfers or other dispositions (other than private dispositions not executed or recorded on a public exchange or quotation service) resulting in proceeds of an amount greater than US$1,000,000,000 in the aggregate over any 90-day period shall constitute a “Large Resale.” For the avoidance of doubt, (a) a series of sales, transfers or other dispositions within a given 90-day period that exceeds such threshold and is facilitated by one or more financial institutions pursuant to a single plan, arrangement or one or a series of instructions from a Holder shall constitute a single Large Resale, notwithstanding that the constituent dispositions are made over a period of time to different purchasers; and (b) such dispositions may include sales directly to the market and sales to the market via a financial institution acting as a “market maker” or in a similar capacity.”
Section 11.4 of the Registration Rights Agreement is hereby amended by adding the following sentence after the existing text:
“For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the term “Public Block Trade” shall not include any transactions executed at then-current market prices that constitute, or are included in any series or group of transactions that constitutes, a Large Resale as a result of the last sentence of Section 11.1.”
Section 11.5 of the Registration Rights Agreement is replaced with the following:
“11.5 Certain Limitations. No Holder may effect (i) a sale, transfer or disposition pursuant to a Demand Marketed Offering, (ii) a Public Block Trade or (iii) a Large Resale, within one-hundred and eighty (180) days of the completion of any prior (x) sale, transfer or disposition by such Holder pursuant to a Demand Marketed Offering, (y) Public Block Trade of such Holder, or (z) the date of the final sale, transfer or other disposition made in connection with a Large Resale by such Holder. Notwithstanding anything to the contrary in the preceding sentence, a Holder may dispose of or sell Shares (or ADSs, as the case may be) on a public exchange or quotation service pursuant to Rule 10b5-1 of the Exchange Act in amounts that do not exceed (1) on any day, 15% of the trading volume of the Shares (or ADSs, as applicable) for such day on the stock exchange or quotation service on which the Shares (or ADSs, as applicable) are then listed or quoted for trading, and (2) during any calendar quarter, five (5) million Shares (or ADSs, as applicable).”
Nothing in this Amendment is intended to, nor shall it, modify the Registration Rights Agreement in any manner other than as specifically provided herein and all other terms and conditions of the Registration Rights Agreement shall remain in full force and effect.
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IN WITNESS WHEREOF the duly authorized representatives of each of the Parties hereto have executed this Amendment to the Amended and Restated Registration Rights Agreement this   24th  day of January 2018.

THE COMPANY

Alibaba Group Holding Limited

By:	/s/ Timothy A. Steinert
	Name:	Timothy A. Steinert
	Title:	General Counsel and Secretary

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HOLDERS
Jack Yun Ma

By:	/s/ Jack Yun Ma

JC Properties Limited

By:	/s/ Cathy Ying Zhang
	Name:	Cathy Ying Zhang
	Title:	Director

JSP Investment Limited

By:	/s/ Cathy Ying Zhang
	Name:	Cathy Ying Zhang
	Title:	Director

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Joseph C. Tsai

By:	/s/ Joseph C. Tsai

Parufam Limited

By:	/s/ Joseph C. Tsai
	Name:	Joseph C. Tsai
	Title:	Director

MFG Limited

By:	/s/ Joseph C. Tsai
	Name:	Joseph C. Tsai
	Title:	Director

PMH Holding Limited

By:	/s/ Joseph C. Tsai
	Name:	Joseph C. Tsai
	Title:	Director

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SoftBank Group Corp. (formerly SoftBank Corp.)

By:	/s/ Masayoshi Son
	Name:	Masayoshi Son
	Title:	Chairman & CEO

SBBM Corporation (as assignee of SoftBank Group Corp.)

By:	/s/ Ken Miyauchi
	Name:	Ken Miyauchi
	Title:	President & CEO

West Raptor Holdings, LLC (as assignee of SB China Holdings Pte Ltd)

By:	/s/ Ronald D. Fisher
	Name:	Ronald D. Fisher
	Title:	Representative Director

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Altaba Inc. (formerly Yahoo! Inc.)

By:	/s/ Arthur Chong
	Name:	Arthur Chong
	Title:	General Counsel and Secretary

Altaba Holdings Hong Kong Limited (formerly Yahoo! Hong Kong Holdings Limited)

By:	/s/ DeAnn F. Work
	Name:	DeAnn F. Work
	Title:	Director

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